Exhibit 10.30

NETRADIO NETWORK
EMPLOYEE BENEFITS SUMMARY
(Revised 7/21/99)
Richard Hailey

•	Starting base salary: $135,000 per year. Performance and salary appraisal on your anniversary date.

•	Bonus: You have the opportunity to earn up to 40% of your base salary. This bonus is based on the company achieving its financial objectives and you achieving mutually agreed upon personal goals. The bonus period runs from January 1 through December 31 and is paid 45 days after the fiscal year-end audit pro-rated for this fiscal year.

•	Stock Option — You will receive a grant for 50,000 shares of NetRadio Common Stock which vests over a three year period. This option price will be at I.P.O. pricing.

•	Employee medical insurance core plan through Medica with co-pays of $10.00 per office visit, $11.00 for pharmacy, and $50.00 for emergency room. Hospitalization is covered at 80% of the first $500.00; 100% thereafter. (Dependent coverage is available at employee’s expense.)

NetRadio pays for 85% of the employee’s cost of medical insurance. The employee’s contribution for coverage cost per pay period is: Single-$13.49, Employee plus One-$103.38 and Family-$152.42.

•	Company-paid employee dental insurance through Delta Dental, covering two free cleanings per year and 80/20 payment for routine work. (Dependent coverage is available at employee’s expense.)

•	Company-paid life insurance at 1 times salary (up to $50,000).

•	Company-paid short-term and long-term disability insurance.

•	401(k) plan program eligibility after six months of employment with April 1 and October 1 entry dates.

•	Tuition reimbursement up to $500/semester or quarter, paid based on grade point.

•	Three weeks of vacation within first ten years, and 4 weeks thereafter.

•	Sick leave of six days annually.

•	Nine paid holidays per year.

•	Underground parking in the Riverplace parking ramp will be paid for you by NetRadio.